SECURITIES & EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ----------------------

                                  SCHEDULE 13G*
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)

                                Netease.com, Inc.
                                (Name of Issuer)

                 Ordinary Shares, par value US$0.0001 per share
                         (Title of Class of Securities)

                                    64110W102
                                 (CUSIP Number)

                                  July 13, 2005
             (Date of event which requires filing of this statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule 13G is filed:
     [ ]  Rule 13d-1(b)
     [X]  Rule 13d-1(c)
     [ ]  Rule 13d-1(d)





                              (Page 1 of 18 Pages)
----------------
     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 64110W102                 13G              Page 2 of 18 Pages
------------------------------------------------------------------------
     (1) NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                                           Lone Spruce, L.P.
--------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                             (a) [X]
                                                             (b) [ ]
--------------------------------------------------------------------
     (3)    SEC USE ONLY
--------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            Delaware
--------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                   -0-
SHARES         _____________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                3,077,500
OWNED BY       _____________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                                   -0-
REPORTING      _____________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                3,077,500
--------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                                3,077,500
--------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **               [ ]
--------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED BY AMOUNT
            IN ROW (9)
                                                0.1%
--------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
                                                 PN
--------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 64110W102                 13G              Page 3 of 18 Pages
--------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                           Lone Balsam, L.P.
--------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                           (a)  [X]
                                                           (b)  [ ]
--------------------------------------------------------------------
     (3)    SEC USE ONLY
--------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            Delaware
--------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                    -0-
SHARES         _____________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                 6,753,400
OWNED BY       _____________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                                    -0-
REPORTING      _____________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                 6,753,400
--------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                                 6,753,400
--------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **              [ ]
--------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                                 0.2%
--------------------------------------------------------------------
     (12) TYPE OF REPORTING PERSON **
                                                 PN
--------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 64110W102                 13G              Page 4 of 18 Pages
------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                           Lone Sequoia, L.P.
------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
------------------------------------------------------------------------
     (3)    SEC USE ONLY
------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            Delaware
------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                    -0-
SHARES         _________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                 5,641,900
OWNED BY       _________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                                    -0-
REPORTING      _________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                 5,641,900
------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                                 5,641,900
------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **                  [ ]
------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                                 0.2%
------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
                                                 PN
------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 64110W102                 13G              Page 5 of 18 Pages
------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                           Lone Cascade, L.P.
------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
------------------------------------------------------------------------
     (3)    SEC USE ONLY
------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            Delaware
------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                    -0-
SHARES         _________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                 35,284,100
OWNED BY       _________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                                    -0-
REPORTING      _________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                 35,284,100
------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                                 35,284,100
------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **                  [ ]
------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                                 1.1%
------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
                                                 PN
------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 64110W102                 13G              Page 6 of 18 Pages
------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                           Lone Sierra, L.P.
------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
------------------------------------------------------------------------
     (3)    SEC USE ONLY
------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            Delaware
------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                    -0-
SHARES         _________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                 2,865,300
OWNED BY       _________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                                    -0-
REPORTING      _________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                 2,865,300
------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                                 2,865,300
------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **                  [ ]
------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                                 0.1%
------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
                                                 PN
------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 64110W102                 13G              Page 7 of 18 Pages

------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                           Lone Pine Associates LLC
------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
------------------------------------------------------------------------
     (3)    SEC USE ONLY
------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            Delaware
------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                    -0-
SHARES         _________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                 15,472,800
OWNED BY       _________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                                    -0-
REPORTING      _________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                 15,472,800
------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                                 15,472,800
------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **                  [ ]
------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                                 0.5%
------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
                                                 OO
------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 64110W102                 13G              Page 8 of 18 Pages

------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                           Lone Pine Members LLC
------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
------------------------------------------------------------------------
     (3)    SEC USE ONLY
------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            Delaware
------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                    -0-
SHARES         _________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                 38,149,400
OWNED BY       _________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                                    -0-
REPORTING      _________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                 38,149,400
------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                                 38,149,400
------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **                  [ ]
------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                                 1.2%
------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
                                                 OO
------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 64110W102                 13G              Page 9 of 18 Pages

------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                           Lone Pine Capital LLC
------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
------------------------------------------------------------------------
     (3)    SEC USE ONLY
------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            Delaware
------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                    -0-
SHARES         _________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                 120,479,900
OWNED BY       _________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                                    -0-
REPORTING      _________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                 120,479,900
------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                                 120,479,900
------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **                  [ ]
------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                                 3.8%
------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
                                                 IA
------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 64110W102                 13G              Page 10 of 18 Pages

------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                                  Stephen F. Mandel, Jr.
------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
------------------------------------------------------------------------
     (3)    SEC USE ONLY
------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            United States
------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                    -0-
SHARES         _________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                 174,102,100
OWNED BY       _________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                                    -0-
REPORTING      _________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                 174,102,100
-----------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                                 174,102,100
-----------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **                 [ ]
-----------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                                 5.4%
-----------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
                                                 IN
-----------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 64110W102                 13G              Page 11 of 18 Pages

Item 1(a).     Name of Issuer:

     The name of the issuer is Netease.com, Inc. (the "Company").

Item 1(b).     Address of Issuer's Principal Executive Offices:

     The Company's principal executive offices are located at 2/F, Tower B, Keeven International Research & Development Centre, No. 43 West Road North Third Ring Road, Haidian District, Beijing, People's Republic of China 100086.

Item 2(a).     Name of Person Filing:

     This statement is filed by:
          (i) Lone Spruce, L.P., a Delaware limited partnership ("Lone Spruce"), with respect to the shares of Ordinary Shares (defined in Item 2(d) below) directly owned by it;
         (ii) Lone Balsam, L.P., a Delaware limited partnership ("Lone Balsam"), with respect to the shares of Ordinary Shares directly owned by it;
        (iii) Lone Sequoia, L.P., a Delaware limited partnership ("Lone Sequoia"), with respect to the shares of Ordinary Shares directly owned by it;
         (iv) Lone Cascade, L.P., a Delaware limited partnership ("Lone Cascade"), with respect to the shares of Ordinary Shares directly owned by it;
          (v) Lone Sierra, L.P., a Delaware limited partnership ("Lone Sierra"), with respect to the shares of Ordinary Shares directly owned by it;
         (vi) Lone Pine Associates LLC, a Delaware limited liability company ("Lone Pine"), with respect to the shares of Ordinary Shares directly owned by Lone Spruce, Lone Balsam and Lone Sequoia;
        (vii) Lone Pine Members LLC, a Delaware limited liability company ("Lone
              Pine Members"), with respect to the shares of Ordinary Shares directly owned by Lone Cascade and Lone Sierra;
       (viii) Lone Pine Capital LLC, a Delaware limited liability company ("Lone Pine Capital"), which serves as investment manager to Lone Cypress, Ltd. ("Lone Cypress"), Lone Kauri, Ltd. ("Lone Kauri") and Lone Monterey Master Fund, Ltd. ("Lone Monterey Master Fund"), each a Cayman Islands exempted company, with respect to the Ordinary Shares directly owned by each of Lone Cypress, Lone Kauri and Lone Monterey Master Fund;
         (ix) Stephen F. Mandel, Jr. ("Mr. Mandel"), with respect to the Ordinary Shares directly owned by each of Lone Spruce, Lone Balsam, Lone Sequoia, Lone Cascade, Lone Sierra, Lone Cypress, Lone Kauri and Lone Monterey Master Fund.

              The foregoing persons are hereinafter sometimes collectively referred to as the "Reporting Persons". Any

CUSIP No. 64110W102                 13G              Page 12 of 18 Pages

         disclosures herein with respect to persons other than the Reporting Persons are made on information and belief after making inquiry to the appropriate party.

Item 2(b).     Address of Principal Business Office or, if None, Residence:

     The address of the business office of each of the Reporting Persons is Two Greenwich Plaza, Greenwich, Connecticut 06830.

Item 2(c).     Citizenship:

     Lone Spruce, Lone Balsam, Lone Sequoia, Lone Cascade and Lone Sierra are limited partnerships organized under the laws of the State of Delaware. Lone Pine, Lone Pine Members and Lone Pine Capital are limited liability companies organized under the laws of the State of Delaware. Mr. Mandel is a United States citizen.

Item 2(d).     Title of Class of Securities:

     Ordinary Shares, par value US$0.0001 per share (the "Ordinary Shares")

Item 2(e).  CUSIP Number:

     64110W102

CUSIP No. 64110W102                 13G             Page 13 of 18 Pages

Item 3. If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or
(c), check whether the person filing is a:

          (a)  [ ]  Broker or dealer registered under Section 15 of the Act,

          (b)  [ ]  Bank as defined in Section 3(a)(6) of the Act,

          (c)  [ ]  Insurance Company as defined in Section 3(a)(19) of the
                    Act,

          (d) [ ] Investment Company registered under Section 8 of the Investment Company Act of 1940,

          (e)  [ ]  Investment Adviser in accordance with Rule
                    13d-1(b)(1)(ii)(E),

          (f) [ ] Employee Benefit Plan or Endowment Fund in accordance with Rule 13d-1(b)(1)(ii)(F),

          (g) [ ] Parent Holding Company or control person in accordance with Rule 13d-1(b)(1)(ii)(G),

          (h) [ ] Savings Association as defined in Section 3(b) of the Federal Deposit Insurance Act,

          (i) [ ] Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940,

          (j)  [ ]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

If this statement is filed pursuant to Rule 13d-1(c), check the box. [X]

Item 4.   Ownership.

        A. Lone Spruce, L.P.
             (a) Amount beneficially owned: 3,077,500
             (b) Percent of class: 0.1% The percentages used herein and in the rest of Item 4 are calculated based upon the 3,200,316,189 Ordinary Shares issued and outstanding as of March 31, 2005 as reported in the Company's Form 6-K filed on May 4, 2005
             (c)(i) Sole power to vote or direct the vote: -0-
               (ii) Shared power to vote or direct the vote: 3,077,500
              (iii) Sole power to dispose or direct the disposition: -0-
               (iv) Shared power to dispose or direct the disposition: 3,077,500

CUSIP No. 64110W102                 13G             Page 14 of 18 Pages

        B. Lone Balsam, L.P.
             (a) Amount beneficially owned: 6,753,400
             (b) Percent of class: 0.2%
             (c)(i) Sole power to vote or direct the vote: -0-
               (ii) Shared power to vote or direct the vote: 6,753,400
              (iii) Sole power to dispose or direct the disposition: -0-
               (iv) Shared power to dispose or direct the disposition: 6,753,400

        C. Lone Sequoia, L.P.
             (a) Amount beneficially owned: 5,641,900
             (b) Percent of class: 0.2%
             (c)(i) Sole power to vote or direct the vote: -0-
               (ii) Shared power to vote or direct the vote: 5,641,900
              (iii) Sole power to dispose or direct the disposition: -0-
               (iv) Shared power to dispose or direct the disposition: 5,641,900

        D. Lone Cascade, L.P.
             (a) Amount beneficially owned: 35,284,100
             (b) Percent of class: 1.1%
             (c)(i) Sole power to vote or direct the vote: -0-
               (ii) Shared power to vote or direct the vote: 35,284,100
              (iii) Sole power to dispose or direct the disposition: -0-
               (iv) Shared power to dispose or direct the disposition:
                    35,284,100

        E. Lone Sierra, L.P.
             (a) Amount beneficially owned: 2,865,300
             (b) Percent of class: 0.1%
             (c)(i) Sole power to vote or direct the vote: -0-
               (ii) Shared power to vote or direct the vote: 2,865,300
              (iii) Sole power to dispose or direct the disposition: -0-
               (iv) Shared power to dispose or direct the disposition: 2,865,300

        F. Lone Pine Associates LLC
             (a) Amount beneficially owned: 15,472,800
             (b) Percent of class: 0.5%
             (c)(i) Sole power to vote or direct the vote: -0-
               (ii) Shared power to vote or direct the vote: 15,472,800
              (iii) Sole power to dispose or direct the disposition: -0-
               (iv) Shared power to dispose or direct the disposition:
                    15,472,800

CUSIP No. 64110W102                 13G             Page 15 of 18 Pages

        G. Lone Pine Members LLC
             (a) Amount beneficially owned: 38,149,400
             (b) Percent of class: 1.2%
             (c)(i) Sole power to vote or direct the vote: -0-
               (ii) Shared power to vote or direct the vote: 38,149,400
              (iii) Sole power to dispose or direct the disposition: -0-
               (iv) Shared power to dispose or direct the disposition:
                    38,149,400

        H. Lone Pine Capital LLC
             (a) Amount beneficially owned: 120,479,900
             (b) Percent of class: 3.8%
             (c)(i) Sole power to vote or direct the vote: -0-
               (ii) Shared power to vote or direct the vote: 120,479,900
              (iii) Sole power to dispose or direct the disposition: -0-
               (iv) Shared power to dispose or direct the disposition:
                    120,479,900

        I. Stephen F. Mandel, Jr.
               (a)  Amount beneficially owned: 174,102,100
               (b) Percent of class: 5.4%
               (c)(i) Sole power to vote or direct the vote: -0-
                 (ii) Shared power to vote or direct the vote: 174,102,100
                (iii) Sole power to dispose or direct the disposition: -0-
                 (iv) Shared power to dispose or direct the disposition:
                      174,102,100

Item 5.     Ownership of Five Percent or Less of a Class.

        Not applicable.

Item 6.     Ownership of More than Five Percent on Behalf of Another Person.

     Lone Pine, the general partner of Lone Spruce, Lone Sequoia and Lone Balsam, has the power to direct the affairs of Lone Spruce, Lone Sequoia and Lone Balsam, including decisions respecting the disposition of the proceeds from the sale of shares. Lone Pine Members, the general partner of Lone Cascade and Lone Sierra, has the power to direct the affairs of Lone Cascade and Lone Sierra, including decisions respecting the disposition of the proceeds from the sale of shares. Lone Pine Capital, the investment manager of Lone Cypress, Lone Kauri and Lone Monterey Master Fund, has the power to direct the receipt of dividends from or the proceeds of the sale of shares held by Lone Cypress, Lone Kauri and Lone Monterey Master Fund. Mr. Mandel is the Managing Member of each of Lone Pine, Lone Pine Members and Lone Pine Capital and in that capacity directs their operations.

CUSIP No. 64110W102                 13G             Page 16 of 18 Pages

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

     Not applicable.

Item 8.  Identification and Classification of Members of the Group.

     See Item 2.

Item 9.  Notice of Dissolution of Group.

     Not applicable.

Item 10.  Certification.

     Each of the Reporting Persons hereby makes the following certification:

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. 64110W102                 13G              Page 17 of 18 Pages

                                   SIGNATURES

        After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

DATED:  July 25, 2005

                                     LONE SPRUCE, L.P.
                                     By:    Lone Pine Associates LLC,
                                            General Partner

                                     By:    /s/ Stephen F. Mandel, Jr.
                                            --------------------------
                                            Stephen F. Mandel, Jr.
                                            Managing Member

                                     LONE BALSAM, L.P.
                                     By:    Lone Pine Associates LLC,
                                            General Partner

                                     By:    /s/ Stephen F. Mandel, Jr.
                                            --------------------------
                                            Stephen F. Mandel, Jr.
                                            Managing Member

                                     LONE SEQUOIA, L.P.
                                     By:    Lone Pine Associates LLC,
                                            General Partner

                                     By:    /s/ Stephen F. Mandel, Jr.
                                            --------------------------
                                            Stephen F. Mandel, Jr.
                                            Managing Member

                                     LONE CASCADE, L.P.
                                     By:    Lone Pine Members LLC,
                                            General Partner

                                     By:    /s/ Stephen F. Mandel, Jr.
                                            --------------------------
                                            Stephen F. Mandel, Jr.
                                            Managing Member

                                     LONE SIERRA, L.P.
                                     By:    Lone Pine Members LLC,
                                            General Partner

                                     By:    /s/ Stephen F. Mandel, Jr.
                                            --------------------------
                                            Stephen F. Mandel, Jr.
                                            Managing Member

CUSIP No. 64110W102                 13G             Page 18 of 18 Pages


                                     LONE PINE ASSOCIATES LLC

                                     By:    /s/ Stephen F. Mandel, Jr.
                                            --------------------------
                                            Stephen F. Mandel, Jr.
                                            Managing Member

                                     LONE PINE MEMBERS LLC

                                     By:    /s/ Stephen F. Mandel, Jr.
                                            --------------------------
                                            Stephen F. Mandel, Jr.
                                            Managing Member

                                     LONE PINE CAPITAL LLC

                                     By:    /s/ Stephen F. Mandel, Jr.
                                            --------------------------
                                            Stephen F. Mandel, Jr.
                                            Managing Member

                                     STEPHEN F. MANDEL, JR.

                                     /s/ Stephen F. Mandel, Jr.
                                     --------------------------------